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                           CERTIFICATE OF DESIGNATION

                                       of

                   6% CUMULATIVE CONVERTIBLE PREFERRED SHARES

                                       of

                           CEDAR GROUP (TCI) INC. LLC


                    Pursuant to the Companies Ordinance 1981
                        of the Turks and Caicos Islands


         CEDAR GROUP (TCI) INC. LLC, a limited life company organized under the laws of Turks and Caicos (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of the Companies Ordinance of the Turks and Caicos Islands, its Board of Directors (the "Board of Directors") has adopted the following resolution designating a series of its Preferred Shares, $8.50 par value per share, as "6% Cumulative Convertible Preferred Shares":

         WHEREAS, the Company's Certificate of Incorporation, dated October 13, 1995, establishes the authorization of 5,000,000 Preferred Shares, and empowers the Board of Directors to issue, from time to time, Preferred Shares in series and to fix the number of shares in each series and the designations, powers, preferences and rights of such Preferred Shares;

         WHEREAS, the Board of Directors deems it to be in the best interests of the Company to designate and establish the powers, preferences and rights of a series of Preferred Shares.

         NOW THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Shares, $8.50 par value per share, of the Company be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:


         Section 1.       Designation and Amount.

         The shares of such series shall be designated as the "6% Cumulative Convertible Preferred Shares" (the "6% Cumulative Convertible Preferred Shares") and the number of shares initially constituting such series shall be 5,000,000 which number may
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be decreased or increased by the Board of Directors without a vote of shareholders, subject to the overall limitations of the Company's Certificate of Incorporation.


         Section 2.       Dividends and Distributions.

                 The holders of record of the 6% Cumulative Convertible Preferred Shares shall be entitled to receive a cumulative dividend of six (6%) percent per annum payable quarterly on December 31, March 31, June 30, and September 30 of each year until conversion and at maturity. Under applicable law, there will be no withholding taxes on any dividends paid by the Company.


         Section A.       Voting Rights.

         The holders of shares of 6% Cumulative Convertible Preferred Shares shall have no voting rights.

         Section 1.       Liquidation, Dissolution or Winding Up.

                 If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, the holders of shares of 6% Cumulative Convertible Preferred Shares shall have a liquidation preference of $8.50 per share.

         Section 2.       Conversion.

                 (a) Subject to the provisions for adjustment hereinafter set forth, each share of 6% Cumulative Convertible Preferred Shares shall not be convertible until May 31, 1996, and then will be convertible at the option of the holders as follows: if the 6% Cumulative Convertible Preferred Shares is converted between May 31, 1996 and June 30, 1996, it will be converted into shares of common stock ("Common Stock") of Cedar Group, Inc., the Company's parent and sole common shareholder ("Cedar Group"), at a purchase price twelve percent (12%) less than the Closing Price; if the 6% Cumulative Convertible Preferred Shares is converted after June 30,





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1996, it will be converted into shares of Common Stock at fifteen percent (15%)
less than the Closing Price. Any 6% Cumulative Convertible Preferred Shares remaining outstanding on October 31, 1998 will be automatically converted into shares of Common Stock on such date. As used herein, the term "Closing Price" refers to the average closing price of the shares of Common Stock as listed on NASDAQ over the five day trading period ending on the day prior to the date of conversion.

                 (b) The number of shares of Cedar Group's Common Stock into which each share of 6% Cumulative Convertible Preferred Shares is convertible shall be subject to adjustment from time to time as follows:

                          (i)     In case Cedar Group shall at any time or from
time to time declare a dividend, or make a distribution, on its outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,

                                  (A)  the number of shares of Common Stock
into which each share of 6% Cumulative Convertible Preferred Shares is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of 6% Cumulative Convertible Preferred Shares would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                                  (B)  an adjustment made pursuant to this
clause (i) shall become effective (I) in the case of any such dividend or distribution undertaken by Cedar Group, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination undertaken by Cedar Group, at the close of business on the day upon which such corporate action becomes effective.

                          (ii)  In case Cedar Group shall be a party to any
transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of its assets, liquidation or recapitalization of its Common Stock and excluding (X) any transaction to which clause (i) of this paragraph (b) applies, and (Y) a merger or consolidation in which Cedar Group is the surviving corporation in which its previously outstanding





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Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which it is a party, exchanged for different securities of Cedar Group or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of 6% Cumulative Convertible Preferred Shares shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock of Cedar Group is changed or exchanged times (B) the number of shares of Common Stock of Cedar Group into which a share of 6% Cumulative Convertible Preferred Shares is convertible immediately prior to the consummation of such transaction.

                 (c) In case Cedar Group shall be a party to a transaction described in subparagraph (b) (ii) above resulting in the change or exchange of its Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b)(ii) transaction until the effective date thereof, each share of 6% Cumulative Convertible Preferred Shares may be converted, at the option of the holder thereof, into shares of Common Stock of Cedar Group on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common Stock of Cedar Group as if such holder had been the holder of such shares of Common Stock of Cedar Group as of the record date for such change or exchange of the Common Stock of Cedar Group.

                 (d) Except with respect to the automatic conversion of the shares of 6% Cumulative Convertible Preferred Shares pursuant to paragraph 5(a) above, the holder of any shares of 6% Cumulative Convertible Preferred Shares may exercise his right to convert such shares into shares of Common Stock by providing a notice to the Company at its principal executive office (which may be made by fax, telecopy or other electronic transmission) and by surrendering for such purpose to the Company, not later than one Business Day after such notice, a certificate or certificates representing the shares of 6% Cumulative Convertible Preferred Shares to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the





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Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock of Cedar Group, in such name or names. Other than such taxes, the Company will pay any and all taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock of the Cedar Group on conversion of 6% Cumulative Convertible Preferred Shares pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock of Cedar Group to which the holder of shares of 6% Cumulative Convertible Preferred Shares so converted shall be entitled and (ii) if less than the full number of shares of 6% Cumulative Convertible Preferred Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of 6% Cumulative Convertible Preferred Shares to be converted, as applicable, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Company shall not be required to convert, and no surrender of shares of 6% Cumulative Convertible Preferred Shares shall be effective for that purpose, while the transfer books of Cedar Group for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of 6% Cumulative Convertible Preferred Shares for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of 6% Cumulative Convertible Preferred Shares were surrendered, and at the conversion rate in effect at the date of such surrender.

                 (e) In connection with the conversion of any shares of 6% Cumulative Convertible Preferred Shares, at the election of Cedar Group no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such





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fractional interest multiplied by the average of the high bid prices of Cedar
Group's Common Stock as reported on NASDAQ or last sale prices if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System for a period of five (5) consecutive trading days prior to the date such shares of 6% Cumulative Convertible Preferred Shares are deemed to have been converted.

                 (f) In computing the adjustment which a holder of 6% Cumulative Convertible Preferred Shares shall receive pursuant to paragraph (b) of this Section 5, the fact that shares of 6% Cumulative Convertible Preferred Shares may not be presently convertible shall be ignored and such computation shall be made as if such shares were presently convertible.

         Section 6.       Reports as to Adjustments.

         Whenever the number of shares of Common Stock into which each share of 6% Cumulative Convertible Preferred Shares is convertible is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of 6% Cumulative Convertible Preferred Shares at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of 6% Cumulative Convertible Preferred Shares are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of 6% Cumulative Convertible Preferred Shares is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 7.       Certain Definitions.

         For the purposes of the Certificate of Designation of 6% Cumulative Convertible Preferred Shares which embodies this resolution:

         "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the state in which the Transfer Agent is located are authorized or obligated by law or executive order to close.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a





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day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of 6% Cumulative Convertible Preferred Shares to be duly executed by its Chairman and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 25th day of October, 1995.


                                        CEDAR GROUP (TCI) INC. LLC


                                        By:
                                           ----------------------------------
                                           Authorized Executive Officer
ATTEST:


By:
   ------------------------------

                      , Secretary
   -------------------




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